UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Pollak, Martin M.
   16 Springwood Path
   Laurel Hollow, NY  11791
2. Issuer Name and Ticker or Trading Symbol
   GP STRATEGIES CORPORATION
   (GPX)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1/4/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |1/4/99|P   | |26,495            |A  |(1)        |                   |D     |                           |
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                           |1/4/99|A   | |47,863            |A  |(2)        |138,087            |D     |                           |
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                           |      |    | |                  |   |           |6,132              |I     |By Spouse                  |
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                           |      |    | |                  |   |           |1,617              |I     |As self as President of Fou|
                           |      |    | |                  |   |           |                   |      |ndation                    |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |$9.00   |12/29|D   |V|100,000    |D  |10/11|12/31|Class B Capi|100,000|(3)    |0           |D  |            |
(Right to Buy)        |        |/98  |    | |           |   |/90  |/98  |tal Stock   |       |       |            |   |            |
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Employee Stock Option |$9.00   |12/29|A   |V|100,000    |A  |12/29|1/31/|Class B Capi|100,000|(3)    |0           |D  |            |
(Right to Buy)        |        |/98  |    | |           |   |/98  |99   |tal Stock   |       |       |            |   |            |
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Employee Stock Option |$9.00   |1/4/9|S   | |100,000    |D  |12/29|1/31/|Class B Capi|100,000|(1)    |0           |D  |            |
(Right to Buy)        |        |9    |    | |           |   |/98  |99   |tal Stock   |       |       |            |   |            |
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Employee Stock Option |$9.00   |1/4/9|S   | |93,750     |D  |10/11|6/14/|Class B Capi|93,750 |(1)    |0           |D  |            |
(Right to Buy)        |        |9    |    | |           |   |/90  |99   |tal Stock   |       |       |            |   |            |
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Employee Stock Option |$9.00   |1/4/9|P   | |25,000     |A  |10/11|6/14/|Common Stock|25,000 |(1)    |50,000      |D  |            |
(Right to Buy)        |        |9    |    | |           |   |/90  |99   |            |       |       |            |   |            |
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Employee Stock Option |$7.69   |1/4/9|P   | |35,000     |A  |12/31|12/31|Common Stock|35,000 |(1)    |132,167     |D  |            |
(Right to Buy)        |        |9    |    | |           |   |/96  |/99  |            |       |       |            |   |            |
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Employee Stock Option |$8.375  |1/4/9|P   | |106,250    |A  |11/17|11/17|Common Stock|106,250|(1)    |212,500     |D  |            |
(Right to Buy)        |        |9    |    | |           |   |/95  |/00  |            |       |       |            |   |            |
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Employee Stock Option |$7.75   |1/4/9|P   | |6,172      |A  |(4)  |7/01/|Common Stock|6,172  |(1)    |6,172       |D  |            |
(Right to Buy)        |        |9    |    | |           |   |     |02   |            |       |       |            |   |            |
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Employee Stock Option |$7.75   |     |    | |           |   |(5)  |7/1/0|Common Stock|100,000|       |100,000     |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |2    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The filing person exchanged (i) options to purchase 193,750 shares of Class B Capital Stock for (ii) 26,495 shares of Common Stock and options to purchase 172,422 shares of Common
Stock.
(2) Shares acquired in consideration of entry into consulting agreement.
(3) Represents an extension of the expiration date of options, subject to Rule 16b-3.
(4) All or a portion of such options became exercisable on 7/1/97 and 7/1/98.
(5) Options to purchase 20,000 shares became exercisable on each of 7/1/97 and 7/1/98. Options to purchase
20,000 shares become exercisable on each of 7/1/99, 7/1/00 and 7/1/99.
SIGNATURE OF REPORTING PERSON
Martin M. Pollak
DATE
February 9, 1999